VYSTAR CORPORATION 8-K

Exhibit 10.1

LOAN PAYOFF AND SHARE PAYMENT AGREEMENT

This LOAN PAYOFF AND SHARE PAYMENT AGREEMENT (“Agreement”) is made this 10TH day of July 2018, by and among Vystar Corporation (“Borrower”), CMA Investments, LLC (“Lender”), Joseph Allegra, John Douglas Craft, Michelle (“Mitsy”) Y. Mangum and William R. Doyle (collectively, the “Guarantors”).

WHEREAS, Borrower borrowed up to $1,500,000 from Lender (the “Loan”), and Lender is the current holder of one or more promissory notes (the “Notes”) with respect to the Loan;

WHEREAS, pursuant to the Loan Borrower has outstanding principal of $1,500,000 plus accrued interest of $0 (the “Total Obligation”);

WHEREAS, Lender has agreed to accept 15,000,000 shares of common stock issued as of June 10th, of Borrower in escrow (the “Escrow”) to TBD, as the escrow agent (the “Escrow Agent”), as payment in full for the Loan;

WHEREAS, Lender has a security interest in certain assets or all assets of the Borrower to secure the Loan (the “Security Interest”);

WHEREAS, Lender borrowed funds from Atlantic Capital Bank (“ACB”) and used all the proceeds from such loan (the “ACB Loan”) to make the Loan to Borrower;

WHEREAS, Guarantors guaranteed the Lender’s debt to ACB;

NOW, THEREFORE, in consideration of the premises and the mutual promise, obligations and agreements contained herein, the parties intending to be legally bound do hereby covenant and agree as follows:

1.	No later than five (5) business days from the date hereof (the “Closing”), Borrower shall cause its transfer agent to deliver a certificate representing the Shares in the name of the Lender in Escrow pursuant to the instructions of the Escrow Agent Agreement attached hereto as Exhibit A.

2.	Upon confirmation of delivery of the Shares in Escrow, (a) the obligations under the Notes shall be deemed to be paid, (b) the Lender shall return all of the Notes marked “Paid”, (c) the security interest shall be deemed terminated, and (d) any control agreement, security agreement, pledge agreement, collateral assignment or other security interest shall be automatically terminated.

3.	As of the Closing, Borrower shall undertake to make, and shall make directly, all interest payments due under the ACB Loan directly to ACB (or its successor) for a period of six months for a total of six consecutive monthly payments. In the event extra time is required to free up the shares, the six-monthterm can be extended by 30 days by CMA.

4.	The instructions to the Escrow Agent Agreement shall be as follows: the Escrow Agent shall be authorized to sell the Shares from time to time, after six (6) months from the date hereof, upon the joint instruction of Borrower and Lender, at a price of no less than $.035 per share (subject to any adjustment for stock split, reorganization, recapitalization, reclassification, reverse stock split or stock dividend) (the “Floor”), so that the Escrow Agent shall complete sales of the shares no later than July 1, 2022.

5.	In the event that the total value received upon sale of the Shares was less than the Total Obligation, Borrower shall promptly pay the “shortfall” in cash or additional shares based on the fair market value of the shares of common stock of Borrower at such time. Fair Market Value shall be defined as the value of the shares based on the closing price on June 30, 2022, as set forth on the OTC Pink Sheets or, if not so available, on any similar exchange, subject to Floor price per share, it being understood that Borrower may choose to pay cash in lieu of such shares at any time.

6.	In the event the total value received upon sale of the Shares was more, at any time based on a quarterly review, than the Total Obligation, upon receipt of the Total Obligation, Lender shall instruct the Escrow Agent to allow the repurchase of such remaining shares by Borrower at par value, or, at Borrower’s written request, the assignment of such remaining shares pursuant to a call option agreement agreed to by Borrower.

7.	Notwithstanding anything herein to the contrary, Borrower may prepay in cash any unpaid portion of the Total Obligation without premium or penalty at any time, and upon, all Borrower shall purchase all Shares held by the Escrow Agent at a price equal to par value.

8.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. The parties consent to the jurisdiction of the courts located in the State of Delaware.

9.	This Agreement, together with the Escrow Agent Agreement and instructions thereunder, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed in one or more counterparts. This Agreement constitutes the entire agreement of the parties hereto, which terms supersede and replace any prior agreements related to the Loan, the Notes, or any security interest thereunder. Any amendment must be in writing and signed by each of the parties hereto.

10.	If any provision of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to the parties or circumstances other than those to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

VYSTAR CORPORATION		CMA INVESTMENTS, LLC

By:	/s/ Steven Rotman	By:	/s/
Name:	Steven Rotman	Name:
Title:	CEO Vystar Corporation	Title:

/s/		/s/
Joseph Allegra		John Douglas Craft

/s/		/s/
Michelle “Mitsy” Y. Mangum		William R. Doyle

EXHIBIT A

ESCROW AGENT AGREEMENT

TBD